SECOND AMENDMENT TO THE
LIMITED PARTNERSHIP AGREEMENT OF
COTTONWOOD COMMUNITIES O.P., LP
This Second Amendment (this “Amendment”) to the Limited Partnership Agreement of Cottonwood Communities O.P., LP (the “Partnership”) dated as of August 13, 2018, as amended by the First Amendment to the Limited Partnership Agreement of the Partnership (as amended, the “Partnership Agreement”), is adopted by Cottonwood Communities, Inc. (the “General Partner”) as General Partner and on behalf of the Limited Partners. This Amendment is effective as of November 1, 2019 (the “Effective Date”).
WHEREAS, the General Partner desires to create a class of preferred limited partnership units which will be designated as the “Series 2019 Preferred Limited Partnership Units.”
NOW, THEREFORE, in consideration of the preceding, the General Partner hereby amends the Partnership Agreement as follows:
1.Section 1 is amended to add the following definitions:
“Partnership Unit Designations” shall mean the provisions set forth on Exhibit B which are incorporated herein as part of this Agreement.
“Preferred Limited Partner” means any Person named as a Preferred Limited Partner (including any holder of Series 2019 Preferred Limited Partnership Units) as set forth on Exhibit A, as such Exhibit may be amended from time to time, and any Person who becomes a Substitute Limited Partner or Additional Limited Partner, in such Person’s capacity as a Preferred Limited Partner in the Partnership. For the avoidance of doubt, the General Partner will be a Preferred Limited Partner to the extent it holds Preferred Units.
“Preferred Units” shall represent an interest in the Partnership (including Series 2019 Preferred Limited Partnership Units) entitling a Preferred Limited Partner to a priority on cash flow or liquidation and to the respective voting and other rights and Profits and Losses as provided for in this Agreement.
“Series 2019 Preferred Limited Partnership Unit’ shall represent an interest in the Partnership entitling a holder of Series 2019 Preferred Limited Partnership Units to the respective voting and other rights and Profits and Losses as provided for in this Agreement.
“Preferred Shares” shall have the meaning set forth in Section 6.10.
2.    Section 6.10 is deleted in its entirety and replaced with the following:
6.10    Miscellaneous. In the event the General Partner redeems any REIT Shares (other than REIT Shares redeemed in accordance with any share redemption program of the General Partner) or shares of preferred stock in the General Partner (“Preferred Shares”), then the General Partner shall cause the Partnership to purchase from the General Partner a number of General Partnership Units or Preferred Units, as applicable, as determined based on the application of the Conversion Factor on the same terms that the General Partner exchanged such REIT Shares or Preferred Units, as applicable. Moreover, if the General Partner makes a cash tender offer or other offer to acquire REIT Shares, or Preferred Shares, as applicable, then the General Partner shall cause the Partnership to make a corresponding offer to the General Partner to acquire an equal number of General Partnership Units or Preferred Units, as applicable, held by the General

Partner. In the event any REIT Shares or Preferred Shares are exchanged by the General Partner pursuant to such offer, the Partnership shall redeem an equivalent number of the General Partner’s General Partnership Units for an equivalent purchase price based on the application of the Conversion Factor or Preferred Units, as applicable.
3.    A new Section 4.8 is added as follows:
4.8    Issuance of Series 2019 Preferred Limited Partnership Units. The General Partner is authorized to cause the Partnership to issue the Series 2019 Preferred Limited Partnership Units to the General Partner according to the Partnership Unit Designation of the Series 2019 Preferred Limited Partnership Units provided on Exhibit B.
4.    Section 5.1(a) is deleted in its entirety and replaced with the following:
“(a)    Profit and Loss (or items thereof) of the Partnership for each fiscal year or other applicable period of the Partnership shall be allocated to the Partners in a manner such that, after giving effect to the special allocations set forth in Section 5.1(b) of this Agreement and Section 8 of the Partnership Unit Designation of Series 2019 Preferred Limited Partnership Units, is, as nearly as possible, equal to (i) the Distributions that would be made to such Partner pursuant to Section 5.6 of this Agreement and Section 8 of the Partnership Unit Designation of Series 2019 Preferred Limited Partnership Units if the Partnership were dissolved, its affairs wound-up and its assets sold for cash equal to their book value, all Partnership liabilities were satisfied (limited with respect to each nonrecourse liability to the book value of the assets security such liability), and the net assets of the Partnership were distributed in accordance with Section 5.6, to the Partners immediately after making such allocations, minus (ii) such Partner’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets. Notwithstanding the foregoing, the General Partner may make such allocations as it deems reasonably necessary to give economic effect to the provisions of this Agreement taking into account such facts and circumstances as the Manager deems necessary for this purpose. To the extent that there have been distributions made pursuant to Section 5.2(a)(i), a corresponding allocation of Profits, and if there is any shortfall, a corresponding allocation of gross income to the General Partner will be made. This Agreement may be amended in the sole discretion of the General Partner to change the manner in which allocations of Profit and Loss are made by the Partnership so long as such amendment is intended to reflect the allocation of Profit and Loss to the Partners as set forth in this Agreement.”
5.    Exhibit A of the Partnership Agreement is deleted in its entirety and replaced with “Exhibit A – Partners’ Capital Contributions and Percentage Interests” attached hereto.
6.    A new Exhibit A to the Partnership Agreement, in the form attached to this Amendment, is added.
7.    As amended hereby, the Partnership Agreement shall continue in full force and effect.
8.    The terms and provisions of this Amendment shall be binding upon and shall inure to the benefit of the successors and assigns of the respective Partners.

IN WITNESS WHEREOF, this Amendment is effective as of the date first set forth above.
GENERAL PARTNER:

COTTONWOOD COMMUNITIES, INC., a Maryland corporation

By: /s/ Gregg Christensen
Name: Gregg Christensen
Title: Chief Legal Officer

EXHIBIT A

Partners’ Capital Contributions and Percentage Interests

Partner	Units	Percentage Interest
GENERAL PARTNER
Cottonwood Communities, Inc. 6340 South 3000 East, Suite 500 Salt Lake City, Utah 84121	[On file with the Partnership]	85%

LIMITED PARTNER		15%
Cottonwood Communities Investor, LLC 6340 South 3000 East, Suite 500 Salt Lake City, Utah 84121	[On file with the Partnership]

SERIES 2019 PREFERRED LIMITED PARTNERS
Cottonwood Communities, Inc. 6340 South 3000 East, Suite 500 Salt Lake City, Utah 84121	[On file with the Partnership]

EXHIBIT B
PARTNERSHIP UNIT DESIGNATION OF
THE SERIES 2019 PREFERRED LIMITED PARTNERSHIP UNITS

1.	Number of Units and Designation.
A class of Preferred Partnership Units is hereby designated as “Series 2019 Preferred Limited Partnership Units,” and the number of Preferred Partnership Units constituting such class shall equal 5,000,000.

2.	Definitions.
For purposes of the Series 2019 Preferred Limited Partnership Units, the following terms shall have the meanings indicated in this Section 2, and capitalized terms used and not otherwise defined herein shall have the respective meanings assigned thereto in the Agreement:
“Series 2019 Designation” shall mean this Partnership Unit Designation of Series 2019 Preferred Limited Partnership Units.
“Series 2019 Distribution Payment Date” shall mean the first day of each month, or if not a business day, the next succeeding business day.
“Series 2019 Junior Partnership Units” has the meaning set forth in paragraph (c) of Section 7 of this Series 2019 Designation.
“Series 2019 Liquidation Preference” has the meaning set forth in paragraph (a) of Section 4 of this Series 2019 Designation.
“Series 2019 Parity Partnership Units” has the meaning set forth in paragraph (b) of Section 7 of this Series 2019 Designation.
“Series 2019 Purchase Price” shall mean $10.00 per Series 2019 Preferred Limited Partnership Unit.
“Series 2019 Preferred Limited Partnership Unit” means a Preferred Partnership Unit with the designations, preferences and relative, participating, optional or other special rights, powers and duties as are set forth in this Series 2019 Designation. It is the intention of the General Partner that each Series 2019 Preferred Limited Partnership Unit shall be substantially the economic equivalent of one share of Series 2019 Preferred Stock.
“Series 2019 Preferred Stock” means the Series 2019 Preferred Stock, par value $0.01 per share, of the General Partner.
“Special Redemption Event” shall mean the date upon which Cottonwood Communities, Inc.’s shares of common stock are listed for trading on a national securities exchange with at least three market makers or a New York Stock Exchange specialist.

3.	Distributions.
On every Series 2019 Distribution Payment Date, the General Partner shall be entitled to receive distributions payable in cash in an amount per Series 2019 Preferred Limited Partnership Unit equal to 5.5% cumulative but not compounded per annum return on the Series 2019 Purchase Price (equivalent to a fixed annual rate of $0.55 per Series 2019 Preferred Limited Partnership Unit) which will be determined on a daily basis; provided, however, that, if the Series 2019 Preferred Limited Partnership Units are outstanding on or after January 1, 2024, such distribution rate shall increase to a 6.0% cumulative but not compounded per annum return on the Series 2019 Purchase Price (equivalent to a fixed annual rate of $0.60 per Series 2019 Preferred Limited Partnership Unit). Each such distribution shall be payable to the holder of record of the Series 2019 Preferred Limited Partnership Units as set forth in the records of the Partnership at the close of business on the record date for the dividend payable with respect to the Series 2019 Preferred Stock on such Distribution Payment Date. The holder of Series 2019 Preferred Limited Partnership Units shall not be entitled to any distributions on the Series 2019 Preferred Limited Partnership Units, whether payable in cash, property or stock, except as provided herein.

4.	Liquidation Preference.
(a)    In the event of any liquidation, dissolution or winding up of the Partnership, whether voluntary or involuntary, before any payment or distribution of the Partnership (whether capital, surplus or otherwise) shall be made to or set apart for the holders of Series 2019 Junior Partnership Units, the holders of Series 2019 Preferred Limited Partnership Units shall be entitled to receive $10.00 per Series 2019 Preferred Limited Partnership Unit (the “Series 2019 Liquidation Preference”), plus an amount per Series 2019 Preferred Limited Partnership Unit equal to all distributions (whether or not declared or earned) accrued and unpaid on the Series 2019 Preferred Limited Partnership Unit; but such holders shall not be entitled to any further payment. Until the holders of the Series 2019 Preferred Limited Partnership Units have been paid the Series 2019 Liquidation Preference in full, plus an amount equal to all distributions (whether or not declared or earned) accrued and unpaid on the Series 2019 Preferred Limited Partnership Unit to the date of final distribution to such holders, no payment shall be made to any holder of Series 2019 Junior Partnership Units upon the liquidation, dissolution or winding up of the Partnership. If, upon any liquidation, dissolution or winding up of the Partnership, the assets of the Partnership, or proceeds thereof, distributable among the holders of Series 2019 Preferred Limited Partnership Units shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any Series 2019 Parity Partnership Units, then such assets, or the proceeds thereof, shall be distributed among the holders of Series 2019 Preferred Limited Partnership Units and any such Series 2019 Parity Partnership Units ratably in the same proportion as the respective amounts that would be payable on such Series 2019 Preferred Limited Partnership Units and any such other Series 2019 Parity Partnership Units if all amounts payable thereon were paid in full.
(b)    Upon any liquidation, dissolution or winding up of the Partnership, after payment shall have been made in full to the holders of Series 2019 Preferred Limited Partnership Units and any Series 2019 Parity Partnership Units, as provided in this Section 4, any other series or class or classes of Series 2019 Junior Partnership Units shall, subject to the respective terms thereof, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series 2019 Preferred Limited Partnership Units and any Series 2019 Parity Partnership Units shall not be entitled to share therein.

5.	Redemption.
Series 2019 Preferred Limited Partnership Units shall be redeemable or by the Partnership as follows:
(a)    Unless the Series 2019 Preferred Limited Partnership Units have been earlier redeemed as set forth in Section 5(b) or Section 5(c), on December 31, 2023, the Partnership shall, to the extent there are funds legally available therefor and subject to the preferential rights of the holders of the Partnership Units that have a liquidation preference to the Series 2019 Preferred Limited Partnership Units, redeem all of the Series 2019 Preferred Limited Partnership Units for cash at a redemption price equal to the Series 2019 Purchase Price plus any accrued but unpaid distributions through the redemption date. Notwithstanding the above, the Partnership may, in the discretion of the General Partner and only if the General Partner has extended the term of the Series 2019 Preferred Stock, extend the redemption date for up to two 1-year periods.
(b)    Subject to Section 5(c), the Partnership may, in the sole discretion of the General Partner, redeem for cash the Series 2019 Preferred Limited Partnership Units at any time on or after January 1, 2022, in whole or in part, at a redemption price equal to the Series 2019 Purchase Price plus any accrued but unpaid distributions through the redemption date.
(c)    In connection with a Special Redemption Event, the Partnership may, in the sole discretion of the General Partner, redeem for cash the Series 2019 Preferred Limited Partnership Units at a redemption price equal to the Series 2019 Purchase Price plus any accrued but unpaid distributions through the redemption date.

6.	Cancellation of Units; Status of Reacquired Units.
Upon the reacquisition in any manner by the General Partner of any shares of Series 2019 Preferred Stock, a like number of Series 2019 Preferred Limited Partnership Units, automatically and without any further action by the holder of Series 2019 Preferred Limited Partnership Units or the Partnership, shall be deemed cancelled. All Series 2019 Preferred Limited Partnership Units that have been issued and reacquired in any manner by the Partnership shall be deemed cancelled.

7.	Ranking.
Any class or series of Partnership Units of the Partnership shall be deemed to rank:
(a)    prior or senior to the Series 2019 Preferred Limited Partnership Units, as to the payment of distributions and as to distributions of assets upon liquidation, dissolution or winding up, the holders of such class or series shall be entitled to the receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series 2019 Preferred Limited Partnership Units;
(b)    on a parity with the Series 2019 Preferred Limited Partnership Units, as to the payment of distributions and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the distribution rates, distribution payment dates or redemption or liquidation prices per unit or other denomination thereof be different from those of the Series 2019 Preferred Limited Partnership Units if the holders of such class or series of Partnership Units and the Series 2019 Preferred Limited Partnership Units shall be entitled to the receipt of distributions and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid distributions per unit or other denomination or liquidation preferences, without preference or priority of one over the other (collectively, the “Series Parity Partnership Units”); and

(c)    junior to the Series 2019 Preferred Limited Partnership Units, as to the payment of distributions and as to the distribution of assets upon liquidation, dissolution or winding up, if (i) such class or series of Partnership Units shall be Common Limited Partnership Units or (ii) the holders of Series 2019 Preferred Limited Partnership Units shall be entitled to receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of such class or series of Partnership Units (the Partnership Units referred to in clauses (i) and (ii) of this paragraph being hereinafter referred to, collectively, as “Series 2019 Junior Partnership Units”).

8.	Special Allocations.
(a)    Gross income and, if necessary, gain shall be allocated to the holder of Series 2019 Preferred Limited Partnership Units for any Fiscal Year (and, if necessary, subsequent Fiscal Years) to the extent that the holder of Series 2019 Preferred Limited Partnership Units receives a distribution on any Series 2019 Preferred Limited Partnership Units (other than for a return of its original Capital Contributions).
(b)    If any Series 2019 Preferred Limited Partnership Units are redeemed pursuant to Section 5 hereof, for the Fiscal Year that includes such redemption (and, if necessary, for subsequent Fiscal Years) (a) gross income and gain (in such relative proportions as the General Partner in its discretion shall determine) shall be allocated to the holder of Series 2019 Preferred Limited Partnership Units to the extent that the redemption amount paid or payable with respect to the Series 2019 Preferred Limited Partnership Units so redeemed exceeds the aggregate Capital Contribution per Series 2019 Preferred Limited Partnership Unit allocable to the Series 2019 Preferred Limited Partnership Units so redeemed and (b) deductions and losses (in such relative proportions as the General Partner in its discretion shall determine) shall be allocated to the holder of Series 2019 Preferred Limited Partnership Units to the extent that the aggregate Capital Contribution per Series 2019 Preferred Limited Partnership Unit allocable to the Series 2019 Preferred Limited Partnership Units so redeemed exceeds the redemption amount paid or payable with respect to the Series 2019 Preferred Limited Partnership Units so redeemed. The intent of this Section is that gain or loss shall be allocated so that the ending Capital Account of a holder of Series 2019 Preferred Limited Partnership Units is equal to zero after a redemption.

9.	Restrictions on Ownership.
The Series 2019 Preferred Limited Partnership Units are not transferrable and must be owned and held at all times solely by the General Partner.

10.	Adjustments for Stock Splits, etc.
If the number of outstanding shares of Series 2019 Preferred Stock is adjusted at any time or from time to time as a result of any stock dividend, or any reclassification, subdivision or combination of the outstanding shares of Series 2019 Preferred Stock into a greater or smaller number of shares of Series 2019 Preferred Stock, then a similar adjustment to the number of outstanding Series 2019 Preferred Limited Partnership Units shall be made in order to preserve the economic equivalence of the Series 2019 Preferred Stock and the Series 2019 Preferred Limited Partnership Units.

11.	General.
(a)    The ownership of Series 2019 Preferred Limited Partnership Units may (but need not, in the sole and absolute discretion of the General Partner) be evidenced by one or more certificates. The General Partner shall amend Exhibit A to the Agreement from time to time to the extent necessary to reflect accurately the issuance of, and subsequent redemption, or any other event having an effect on the ownership of, the Series 2019 Preferred Limited Partnership Units.
(b)    The rights of the General Partner, in its capacity as a holder of the Series 2019 Preferred Limited Partnership Units, are in addition to and not in limitation of any other rights or authority of the General Partner in any other capacity under the Agreement or applicable law. In addition, nothing contained herein shall be deemed to limit or otherwise restrict the authority of the General Partner under the Agreement, other than in its capacity as a holder of the Series 2019 Preferred Limited Partnership Units.